As filed with the Securities and Exchange Commission on January 13, 2000
                         Registration No. 333-__________
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          Marketing Services Group, Inc.
                          ------------------------------
              (Exact Name of Registrant as Specified in its Charter)



                Nevada                                88-0085608
                ------                                ----------
       (State of Incorporation)          (I.R.S. Employer Identification No.)

          333 Seventh Avenue
             New York, NY                               10001
             ------------                               -----
    (Address of Principal Executive                   (Zip Code)
               Offices)


                             ----------------------
                        Warrants to Purchase Common Stock
                            (Full Title of the Plan)
                             ----------------------

                                J. Jeremy Barbera
                             Chief Executive Officer
                         Marketing Services Group, Inc.
            333 Seventh Avenue, 20th Floor, New York, New York 10001
                     (Name and Address of Agent for Service)
                             ----------------------

                                 (917) 339-7100
          (Telephone Number, Including Area Code, of Agent for Service)
                             ----------------------


                  Please send copies of all communications to:
                               Alan I. Annex, Esq.
                           Camhy Karlinsky & Stein LLP
                  1740 Broadway, New York, New York 10019-4315
                                 (212) 977-6600
                             ----------------------


                        CALCULATION OF REGISTRATION FEE
================================================================================
                                                      Proposed
    Title of                          Proposed         Maximum       Amount of
   Securities       Amount to be      Maximum         Aggregate     Registration
to be Registered     Registered    Offering Price     Offering          Fee
                                   Per Share (1)      Price (1)
________________________________________________________________________________

  Common Stock,
 $.01 par value    75,000 shares       $2.50          $187,500          $49.50
________________________________________________________________________________

  Common Stock,
 $.01 par value    45,000 shares       $3.00          $135,000          $34.70
________________________________________________________________________________

  Common Stock,
 $.01 par value    30,000 shares       $3.50          $105,000          $27.75
________________________________________________________________________________

    TOTAL         150,000 shares                      $427,500         $111.95
================================================================================

(1) Issuable upon the exercise of warrants purchased by certain directors and consultants.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), the documents containing the information specified in Part I of Form S-8 will be sent to Seymour Jones, regarding the shares of common stock issuable upon exercise of warrants to purchase 25,000 shares of our common stock, dated August 15, 1996, Elaine Panish, regarding the shares of Common Stock issuable upon exercise of warrants to purchase 25,000 shares of our common stock, dated August 15, 1996, to C. Anthony Wainwright, regarding the shares of Common Stock issuable upon exercise of warrants to purchase 50,000 shares of our common stock, dated as of August 15, 1996 and to S. James Coppersmith regarding the shares of our common stock issuable upon exercise of warrants to purchase 50,000 shares of our common stock, dated September 26, 1996. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute the Section 10(a) Prospectus.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.     Incorporation of Documents by Reference.
            ----------------------------------------

      We incorporate by reference the documents listed below and all future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:


     (1) Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 1999.


     (2)  Quarterly  Report on Form 10-Q for the  quarter  ended  September  30,
          1999.

     (3) Current Reports on Form 8-K, May 13, 1999, as amended, dated July 8, 1999; August 30, 1999; December 20, 1999.


Item 4.     Description of Securities.
            --------------------------

Common Stock

     Each holder of our common stock is entitled to one vote for each outstanding share owned by him on every matter properly submitted to the stockholders for their vote. The shares of our common stock do not have cumulative voting rights in the election of directors. Stockholders are entitled to any dividends declared by the board of directors out of any legally available funds and are entitled to receive on a pro rata basis all our assets available for distribution to the stockholders in the event of our liquidation, dissolution or the winding up of our business. Stockholders do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock in any subsequent offering.

Preferred Stock

     The preferred stock may be issued in series having such designations, powers, preferences, rights and limitations on such terms and conditions as the board of directors may from time to time determine, including the rights, if any, of the holders of such preferred stock with respect to voting, dividends, redemption, liquidation and conversion.


Item 5.     Interests of Named Experts and Counsel.
            ---------------------------------------
            Not Applicable


Item 6.     Indemnification of Directors and Officers.
            ------------------------------------------

     Our certificate of incorporation and bylaws provide that we indemnify all of our directors and officers to the fullest extent permitted by the Nevada General Corporation Law. Under our certificate of incorporation and bylaws, any director or officer, who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified. A director or officer will be indemnified if it is determined that the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     We maintain a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by directors and officer in connection with the performance of their duties. We pay the entire premium for the liability insurance.

Item 7.     Exemption from Registration Claimed.
            ------------------------------------

            Not applicable.


Item 8.     Exhibits.
            ---------

     The following is a complete list of exhibits filed as a part of this registration statement:

         Exhibit No.     Document
         -----------     --------
            5.1          Opinion and Consent of McDonald  Carano  Wilson  McCune
                         Bergin Frankovich & Hicks LLP.

           23.1          Consent of PricewaterhouseCoopers LLP.

           23.2          Consent  of  McDonald   Carano   Wilson  McCune  Bergin
                         Frankovich & Hicks LLP (included in Exhibit 5.1).

           24 Power of Attorney (included on signature page of this registration statement).

Item 9.     Undertakings.
            -------------

          (a)  The undersigned company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                    (iii)To include any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided,  however,  that paragraphs  (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by MSGI pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

               (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of MSGI's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the company pursuant to any arrangement, provision or otherwise, MSGI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MSGI of expenses incurred or paid by a director, officer or controlling person of the MSGI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MSGI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, MSGI certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 13, 2000.

                              MARKETING SERVICES GROUP, INC.


                              By: /s/ J. Jeremy Barbera
                                  ---------------------
                                  J. Jeremy Barbera, Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints J. Jeremy Barbera as his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                               Title                     Date
---------                               -----                     ----

/s/ J. Jeremy Barbera         Chief Executive Officer and    January 13, 2000
---------------------                  Director
J. Jeremy Barbera

/s/ Alan I. Annex                      Director              January 13, 2000
-----------------
Alan I. Annex

/s/ S. James Coppersmith               Director              January 13, 2000
------------------------
S. James Coppersmith


/s/ John T. Gerlach                    Director              January 13, 2000
-------------------
John T. Gerlach

/s/ Seymour Jones                      Director              January 13, 2000
-----------------
Seymour Jones


/s/ Edward E. Mullen                   Director              January 13, 2000
--------------------
Edward E. Mullen


/s/ Michael E. Pralle                  Director              January 13, 2000
---------------------
Michael E. Pralle


/s/ C. Anthony Wainwright              Director              January 13, 2000
-------------------------
C. Anthony Wainwright


/s/ Cindy H. Hill                Chief Financial Officer     January 13, 2000
-----------------               And Principle Accounting
Cindy H. Hill                          Officer